EXHIBIT 99.3

                             [FiberCore, Inc. LOGO]

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE

    FiberCore Receives Notice of Default and Acceleration from Fleet Bank

CHARLTON, Mass - June 11, 2003 -- FiberCore, Inc. (Nasdaq: FBCE), a leading manufacturer and global supplier of optical fiber and preform for the telecommunication and data communications markets, today announced that on June 3, 2003 it had received a notification of default and acceleration from Fleet National Bank ("Fleet") under the terms of a loan agreement dated December 20, 2000, with an outstanding balance of $8.5 million, plus accrued interest. The loan is guaranteed by Tyco International Group S.A. ("Tyco"). Fleet demanded payment in full by June 10, 2003. If payment is not made by that date, the bank may pursue its rights and remedies under the Loan Documents and under applicable law to collect the Loan from Tyco.

In the event Fleet exercises the provisions of a guarantee given by Tyco to be paid in full by Tyco. Tyco would then assume Fleet's position as a creditor of the Company. In this case, Tyco would have the right to assume control of the Company's Board of Directors.

As of this date, the Company has not received any notice from Tyco regarding their actions with regard to their intentions under the terms of the guarantee.

Previously, the Company disclosed the event of default as well as the possibility of acceleration by Fleet in the Company's 2002 annual report on Form 10-K.

FiberCore, Inc. develops, manufactures, and markets single-mode and multimode optical fiber preforms and optical fiber for the telecommunications and data communications markets. In addition to its standard multimode and single-mode fiber, FiberCore also offers various grades of fiber for use in laser-based systems up to 10 gigabits/sec, to help guarantee high bandwidths and to suit the needs of Feeder Loop (also known as Metropolitan Area Network), Fiber-to-the Curb, Fiber-to-the Home and Fiber-to-the Desk applications. Manufacturing facilities are presently located in Jena, Germany and Campinas, Brazil.

For more information about the company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone - 508-248-3900 or by FAX - 508-248-5588 or E-Mail: sales@FiberCoreUSA.com; investor_relations@FiberCoreUSA.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. They are based on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; the delivery of an ability to commission new equipment as scheduled; ability to obtain required financing; dependence on a limited number of raw material suppliers; the loss or reduced creditworthiness of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contacts:
At the Company:                           At FRB|Weber Shandwick:
---------------                           -----------------------
Dr. Mohd A. Aslami, President/CEO         Alison Ziegler - General Info.
John D. Ronnquist, Interim CFO            212/445-8432
508/248-3900

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FiberCore, Inc.                             Fiber Optics for the Next Generation
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253 Worcester Rd  o P.O. Box 180  o Charlton, MA 01507  o Tel: (508) 248- 3900
                              o Fax: (508) 248-5588